CONSULTING AGREEMENT

April 1, 2017

Big Star Capital 1

James B. Nelson, President

62 E Serene Avenue, Unit 215

Las Vegas, NV 89123

Dear Jim:

 This document serves as a letter agreement (the “Agreement”) for the consulting relationship between Carbon Sciences, Inc. (the “Company”) and Big Star Capital 1, (the “Consultant”).

Section 1. SERVICES TO BE RENDERED

(a)  The Company is in the business of developing graphene-based components for high-speed data transmission and acquiring information technology services companies (the “Business”).  The Company desires and Consultant agrees to provide services to the Company regarding various aspects of its business (the “Services”).  The principal personnel from Consultant performing the Services shall be James B. Nelson and shall represent the Company as Mergers & Acquisitions Advisor, or other similar title.

Section 2. COMPENSATION AND TERM

(a)   Consultant shall receive from Company a monthly fee of $15,000 .00 payable at the end of each month.

(b) The Agreement shall commence on April 1, 2017 and continue on a month-to-month basis until terminated by either party with a 10-day prior written notice.

Section 3. REIMBURSEMENT OF EXPENSES

The Company shall reimburse Consultant for authorized expenses incurred by Consultant in the performance of his/her duties provided that such expenses are reasonable in amount, incurred for the benefit of the Company, and are supported by itemized accountings and expense receipts submitted to the Company prior to any reimbursement.

Section 4. CONFIDENTIALITY

 Consultant shall hold in confidence and not disclose to any person or party any of the valuable, confidential and proprietary business, financial, technical, economic, sales, and/or other types of proprietary business information relating to the Company (including all trade secrets), in whatever form, whether oral, written or electronic (collectively, the “Confidential Information”), to which Consultant has, or is given (or has had or been given), access as a result of this engagement and the relationship between the Company and Consultant without appropriate protective treatment of the applicable Confidential Information prior to its disclosure.  Section 4 of this Agreement shall survive the termination of this Agreement.

Section 5. OWNERSHIP

 Consultant agrees that all ideas, concepts and designs related to the Technology (“Intellectual Property”) as a result of this Agreement shall be the sole property of the Company.  Consultant hereby assign to the Company all of his/her right, title and interest in any such Intellectual Property, and execute, acknowledge and deliver such instruments as are necessary to confirm the ownership thereof by the Company.

Section 6. INDEPENDENT CONTRACTOR

 Consultant acknowledges that in performing Services pursuant to this Agreement, Consultant

 (a)  shall be an independent contractor and not an employee of the Company.

 (b) shall not be entitled to participate in any fringe benefit programs established by the Company for the benefit of its employees, and

 (c) shall be solely responsible for paying prior to delinquency, and shall indemnify, defend and hold the Company free and harmless from and against, all income taxes, self-employment taxes, and other taxes (including any interest and penalties with respect thereto) imposed on the fees and expense reimbursements paid by the Company to Consultant pursuant to this Agreement.

Section 7.  GENERAL PROVISIONS

(a) This Agreement represents the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings, whether written or oral, regarding the subject matter hereof, and may not be modified or amended, except by a written instrument, executed by the party against whom enforcement of such amendment may be sought.

(b) This Agreement shall be construed in accordance with, and governed by, the laws of the State of Nevada, without regard to choice of law rules or the principles of conflict of laws.  Venue for any action brought regarding the interpretation or enforcement of this engagement shall lie exclusively in Clark County, Nevada.

Please confirm the foregoing is in accordance with your understandings and agreements with the Company by signing below.  Accepted and agreed as of the date first written above;

Company Consultant

Carbon Sciences, Inc. Big Star Capital 1

_____________________________________ _______________________________________

William E. Beifuss, Jr., President James B. Nelson, Director

Date:_____April 1, 2017_________Date: _______________________________

Mailing Address: Mailing Address:

5511-C Ekwill Street 62 East Serene Avenue, Unit 215

Santa Barbara, CA 93111 Las Vegas, NV 89123